Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of General Maritime Corporation (f/k/a Galileo Holding Corporation),

We have audited the accompanying balance sheet of General Maritime Corporation (the “Company”) as of September 30, 2008. This financial statement is the responsibility of the Company's management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of General Maritime Corporation as of September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, NY
February 5, 2009

GALILEO HOLDING CORPORATION

BALANCE SHEET

(In United States dollars)

As of
September 30,
2008
Total assets	$—

Liabilities and shareholders' equity
Liabilities	$—

Shareholders’ equity
Common stock, $0.01 par value per share; 100 shares issued and outstanding
1
Subscriptions receivable	(1)

Total shareholders’ equity	—

Total liabilities and shareholders’ equity	$—

See notes to balance sheet.

GALILEO HOLDING CORPORATION

NOTES TO BALANCE SHEET

(In United States dollars)

1. Nature of Operations

Galileo Holding Corporation (the "Company" or “Galileo”) was formed on August 5, 2008, under the laws of the Marshall Islands, to become the holding company for a merger between General Maritime Corporation (“General Maritime”) and Arlington Tankers Ltd. (“Arlington”) (the “Merger”). General Maritime owns 73% of the capital stock of the Company and Arlington owns 27% of the capital stock of the Company. The authorized capital stock of New Parent consists of 100 shares of common stock, par value $.01 per share, of which 73 shares have been issued to General Maritime and 27 shares have been issued to Arlington.

2. Basis of Presentation

The accompanying financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

3. Subsequent Event

On December 16, 2008, pursuant to the Merger, General Maritime and Arlington merged and amalgamated with subsidiaries of Galileo. As a result of the Merger, each of General Maritime and Arlington is now a wholly-owned subsidiary of Galileo (which has been renamed General Maritime Corporation).

Pursuant to the Merger, each share of the common stock of General Maritime, par value $.01 per share ("Historic General Maritime common stock"), outstanding immediately prior to the effective time of the Merger was converted into the right to receive 1.34 shares of Galileo common stock. Also pursuant to the Merger, each share of the common stock of Arlington, par value $.01 per share ("Arlington common stock"), outstanding immediately prior to the effective time of the Merger was converted into the right to receive one share of the common stock of the Galileo, par value $.01 per share ("Company common stock").

The issuance of Galileo common stock in the Merger was registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-4 filed by Galileo with the Securities and Exchange Commission.

In connection with the completion of the Merger, as discussed above, on December 16, 2008 John Tavlarios became a Director and the President of Galileo, Jeffrey Pribor became Executive Vice President and Chief Financial Officer of Galileo, and John Georgiopoulos became Executive Vice President, Treasurer and Secretary of Galileo.

In addition, John Georgiopoulos resigned as a director of Galileo and the six members of General Maritime's Board of Directors became members of Galileo's Board of Directors. In addition, Dr. E. Grant Gibbons, a representative of Arlington, also became a member of Galileo's Board of Directors, bringing the Board's membership to seven directors.

4. Future Debt Issuance

New General Maritime Corporation may issue debt securities in the future. All or substantially all of the subsidiaries of New General Maritime Corporation may be guarantors of such debt. Any such guarantees are expected to be full, unconditional and joint and several.  Each subsidiary of New General Maritime Corporation is 100% owned by New General Maritime Corporation. In addition, New General Maritime Corporation has no independent assets or operations outside of its ownership of the subsidiaries and any such subsidiaries of New General Maritime Corporation other than the subsidiary guarantors are expected to be minor. Other than restrictions contained (i) in the existing credit facility of Arlington Tankers Ltd. arising from any events of default and (ii) under applicable provisions of the corporate, limited liability company and similar laws of the jurisdictions of formation of the subsidiaries of New General Maritime Corporation, no restrictions exist on the ability of the subsidiaries to transfer funds to New General Maritime Corporation through dividends, distributions or otherwise.